UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party Other Than the Registrant  ☐

Check the Appropriate Box:

☐	Preliminary Proxy Statement

☐	Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to sec. 240.14a-11(c) of sec. 240.14a-12

MFS CALIFORNIA MUNICIPAL FUND MFS HIGH INCOME MUNICIPAL TRUST MFS HIGH YIELD MUNICIPAL TRUST MFS INVESTMENT GRADE MUNICIPAL TRUST MFS MUNICIPAL INCOME TRUST
(Names of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrants)

Payment of Filing Fee (Check the Appropriate Box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total Fee Paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Meeting Date: August 31, 2012

Outbound Script

Good (morning, afternoon, evening) my name is (AGENT’S FULL NAME). May I please speak with (Mr. /Ms. / Mrs.) (SHAREHOLDER’S FULL NAME)?

(Re-Greet If Necessary)

I am calling on a recorded line regarding a current investment with MFS Funds. I wanted to confirm that you have received the proxy material for the shareholder meeting scheduled for August 31, 2012. Have you received the information?

(Pause for response)

If “Yes” or positive response:

If you’re not able to attend the meeting, I can record your voting instructions by phone. The Board of Trustees is recommending a vote in favor. Would you like to vote along with the Board’s Recommendation?

(Pause for response)

If “No” or negative response:

I would be happy to review the meeting agenda and record your vote by phone. However, the Board of Trustees is recommending a vote in favor. Would you like to vote along with the Board’s recommendation?

(Pause for response)

If proposal review requested:

I would be happy to review the meeting agenda and record your vote by phone.

As described in more detail below, the Board of Trustees of each Trust (each a “Board”) has approved amendments (the “Amendments”) to each Trust’s Bylaws (as defined below) that would replace S&P with Fitch as one of the two rating agencies (along with Moody’s Investors Service, Inc. (“Moody’s”)) that provide credit ratings for the Trust’s ARPS. The Board of each Trust has recommended that its Preferred Shareholders vote to approve the Amendments at their upcoming Meeting.

The Board of each Trust has approved the Amendments in connection with each Trust’s intention to conduct an issuer tender offer (each a “Tender Offer”) for up to 100% of its ARPS and to replace the tendered ARPS and associated leverage with a new type of preferred shares that would be issued by the Trust, to be designated “Variable Rate Municipal Term Preferred Shares” (“VMTP”).

Each Trust’s Tender Offer will be at a price equal to 95% of the ARPS’ per share liquidation preference of $25,000 ($23,750 per share) plus any unpaid dividends accrued through the expiration date of the Tender Offer. Each Trust’s Tender Offer will be conditioned upon, among other conditions, a minimum of 70% of the Trust’s outstanding ARPS being tendered and the successful private placement of VMTP. In addition, each Trust’s Tender Offer will be conditioned upon approval of the Amendments by the Trust’s Preferred Shareholders at their upcoming Meeting.

The full details of the ARPS Tender Offers are provided in documents filed by the Trusts with the Securities and Exchange Commission.

If less than 100% of a Trust’s ARPS are tendered in the Tender Offers, the Trust would continue after its Tender Offer with both ARPS and VMTP outstanding. In that case, and in the absence of the Amendments and replacement of S&P with Fitch as a rating agency for ARPS for a Trust, the Trust would then have three separate rating agencies rating its outstanding preferred shares (i.e., S&P and Moody’s for ARPS and Fitch and Moody’s for VMTP), each with ratings criteria and related requirements that differ in various respects. The Boards and MFS believe that having the same two rating agencies (Fitch and Moody’s) rate both ARPS and VMTP would continue to provide adequate protections for remaining Preferred Shareholders, with the benefit of reducing expenses and administrative burdens to the Trusts that would be associated with ensuring compliance with three separate sets of ratings criteria for the Trusts’ outstanding preferred shares. The Boards and MFS also believe that observance of three separate sets of ratings criteria could unduly burden and restrict the efficient management of the Trust’s portfolios, with potential adverse effects on the Trusts’ investment performance and returns for common shareholders.

The Boards took into account that Fitch is among the leading NRSROs in the industry, and currently provides ratings for preferred shares issued by approximately 215 U.S. registered closed-end investment companies representing approximately $17 billion in preferred share assets. The Boards also took into account that Fitch substantially modified and updated its ratings criteria for closed-end fund preferred stock and debt in August 2009, with further updates in August 2011, as noted above.

In addition, the Boards and MFS took into account that, in August 2010, S&P issued a release requesting comments on proposed changes to its methodologies and assumptions for rating market value securities, including preferred shares issued by U.S. registered closed-end funds. Among other changes, S&P proposed more conservative criteria for stress testing of asset coverage for preferred shares, including greater market value “haircuts” and new industry concentration limits for fund holdings, and a six-month minimum liquidation period for certain asset types. S&P has not to date indicated publicly when it may adopt the proposed changes or how they might be modified from those summarized in the August 2010 release.

MFS’ analysis of S&P’s proposed changes in reference to the Trusts’ current portfolios indicates that, if adopted as proposed, they would result in the ARPS of each Trust qualifying for a lower rating than their current “AAA” rating from S&P, in some cases qualifying for a “BBB” rating or lower. While it is unclear whether or when S&P might adopt the changes or, if so, whether or to what extent S&P would downgrade its ratings of any of the Trusts’ ARPS based on current investment processes, any such downgrades (depending on the extent) could result in a Trust paying dividends at higher maximum rates to its Preferred Shareholders, thereby increasing the costs of leverage to the Trust and reducing returns to the Trust’s common shareholders1 or require modifications to a Trust’s investment processes.

[1]

The maximum rate payable to the Trusts’ ARPS, while the ARPS are rated AA3/AA- or higher is 110% of the higher of (i) the interest equivalent of a specified commercial paper rate or (ii) the taxable equivalent of a calculated short-term municipal bond rate. If the ARPS ratings are downgraded by S&P (or Moody’s) to anywhere in the single A category, the 110% multiplier increases to 125%, and if downgraded to anywhere in the BBB category, the multiplier increases to 150%.

The Boards and MFS believe that, in light of the uncertainty regarding the S&P proposals, and potential ARPS downgrades by S&P and possible resulting increases to the Trusts’ leverage expenses or changes to a Trust’s investments, replacing S&P with Fitch as a rating agency of the ARPS would be in the best interests of the Trusts

The Board of Trusts is recommending a vote in favor on all proposals. Would you like to vote along with the Board’s Recommendation?

(Pause for response)

(If asked for more information regarding benefits to ARPS holders)

Amending each Fund’s bylaws to replace S&P with Fitch (the “Proposal”) is being proposed to the ARPS holders in connection with providing a liquidity opportunity to the ARPS holders through tender offers.

Each Fund is currently conducting a tender offer for up to 100% of its ARPS. The tendered ARPS would be replaced with Variable Rate Municipal Term Preferred Shares (“VMTP”). Each Fund’s tender offer is equal to 95% of the ARPS’ per share liquidation preference and is conditioned on, among other things, approval of the Proposal by the ARPS holders. The tender offers expire on September 7, 2012.

The Funds are under no legal obligation to redeem ARPS or to provide other liquidity alternatives for ARPS holders. The Board of each Fund has determined to provide this liquidity opportunity for ARPS holders at this time, but in doing so was obliged to consider and balance the interests of the Funds’ common shareholders, who will be giving up the permanency of leverage provide by tendered ARPS for a term-limited alternative in the form of VMTP. In attempting to balance such interests, the Boards determined, among other features of the overall ARPS refinancing proposal, to offer to purchase the ARPS at a discount in the tender offers and also to propose the replacement of S&P with Fitch as an ARPS rating agency. As summarized in detail in the proxy statement, the Boards believe that replacing S&P with Fitch pursuant to the Proposal would benefit the Funds by providing operational efficiencies of having the same two rating agencies rate both the APRS and VMTP (rather than three in total) and potentially avoiding higher leverage costs for the Funds if and when S&P changes its ratings criteria as it proposed in 2010. Also, the Boards recognized that Fitch is among the leading NRSROs that recently substantially modified and updated its preferred share ratings criteria and should provide adequate protections for ARPS holders and holders of the VMTP.

Consequently, it is in the best interest of ARPS holders who want to tender to vote in favor of the Proposal since the approval by ARPS holders of the Proposal is a condition to each tender offer.

*Confirmation (after voting preference is received):

Would you like to vote all of your accounts with MFS Funds in the same manner?

(Pause for response)

I am recording your (in favor/against/abstain) vote.

For confirmation purposes:

•	Please state your full name.

(Pause for response)

•	According to our records, you reside in (city, state, zip code). (Pause for response)

•	To ensure that we have the correct address for the written confirmation, please state your street address.

(Pause for response)

Thank you. You will receive written confirmation of your voting instructions within 3 to 5 business days. Once you receive your confirmation, if you have any questions, feel free to contact us at the toll free number listed on the confirmation. Mr. /Ms. [SHAREHOLDER’S FULL NAME] your vote is important and your time is greatly appreciated. Thank you and have a good (morning, afternoon, evening).

Machine Script

Good Morning/Afternoon/Evening. This message is for Mr. /Mrs. [SHAREHOLDER’S FULL NAME].

I am calling on behalf of your investment with MFS Funds.

The special meeting of shareholders is scheduled to take place on August 31, 2012, and your vote has not been registered.

Please contact us at your earliest convenience at [                    ] between the hours of 9:00am and 5:00pm Eastern Standard Time.

Your vote is very important. Thank you and have a Good Day/Evening.

Inbound Script

Thank you for calling the MFS Funds Proxy Voting Line. My name is [REPRESENTATIVE’S NAME] and this call is being recorded. How can I help you?

(Pause for response)

The materials you received are regarding the Special Meeting of Shareholders scheduled for August 31, 2012.

Can I please have the last name and zip code on the materials to better assist you?

Our records indicate that there is no vote registered for your positions. There are proposals I can go over with you, however, the Board of Trustees is recommending a vote In Favor on all proposals.

Would you like to vote along with the Board’s Recommendation?

(Pause for response)

Would you like to vote all of your accounts with the MFS Funds in the same manner?

(Pause for response)

Confirmation – I am recording your (in favor/against/abstain) vote.

For confirmation purposes:

•	Please state your full name.

(Pause for response)

•	According to our records, you reside in (city, state, zip code).

(Pause for response)

•	To ensure that we have the correct address for the written confirmation, please state your street address.

(Pause for response)

Thank you. You will receive written confirmation of your voting instructions within 3 to 5 business days. Once you receive your confirmation, if you have any questions, feel free to contact us at the toll free number listed on the confirmation. Mr. /Mrs. /Ms. [SHAREHOLDER’S FULL NAME], your vote is important and your time is greatly appreciated. Thank you and have a good (morning, afternoon, evening).